Exhibit 99.1

FOR IMMEDIATE RELEASE

BROWN-FORMAN REPORTS STRONG THIRD QUARTER RESULTS AND RAISES FULL YEAR GROWTH OUTLOOK

Louisville, KY, March 5, 2014 – Brown-Forman Corporation (NYSE: BFA, BFB) today reported financial results for its third quarter and the first nine months of fiscal 2014 ended January 31, 2014.  The company’s reported net sales grew 5% to $1,078 million in the quarter1 (+8% on an underlying basis2).  Reported operating income grew 7% to $255 million in the quarter (+16% underlying).  Diluted earnings per share in the third quarter increased 13% to $0.82 compared to $0.73 in the prior year period.  For the first nine months of fiscal 2014, reported net sales increased 5% (+7% underlying), reported operating income increased 9% (+14% underlying), and diluted earnings per share increased 10% to $2.45 compared to $2.22 in the prior year period.

Paul Varga, the company’s chief executive officer, said, “We delivered great top- and bottom-line results in the third quarter, continuing the momentum from the first half.  We believe our top-tier performance was due primarily to the global strength of the Jack Daniel’s trademark, disciplined innovation, our favorable skew to outperforming categories and price points, and our limited exposure to some of the emerging markets that have decelerated.”

Varga continued, “Given the continued strength and resilience of our business, we are raising our full year outlook for fiscal 2014 and now expect low double-digit growth in underlying operating income and diluted earnings per share of $2.95-$3.05.”

Year-to-Date Fiscal 2014 Highlights
•	Underlying net sales increased 7% year-to-date:
o	Jack Daniel’s trademark grew underlying sales 10%, including double-digit gains for Tennessee Honey
o	Emerging markets underlying sales grew 12% (10% reported, 11% constant currency)
o	Price/mix contributed over 3% points to underlying sales growth, and led to a 70bps expansion in reported gross margins
o	The company’s super-premium whiskey brands grew underlying sales by 16%, including 27% growth from the Woodford Reserve family
o	Finlandia’s family of brands grew underlying sales by 9%
•	Underlying operating income increased 14%, driven by top-line growth, gross margin expansion, and operating leverage

Year-to-Date Fiscal 2014 Performance
The company’s underlying net sales growth of 7% during the first nine months of fiscal 2014 was driven by strong and balanced geographic growth.  Emerging markets delivered year-to-date underlying net sales growth of 12% (+10% reported), powered by continued strength across a wide range of countries.  This includes double-digit gains in China, Brazil, Russia, Thailand, Turkey, India and the CIS countries.  Poland also grew underlying net sales at a double-digit rate, but benefited from significant buy-in activity in advance of the January 1, 2014 excise tax and price increase in that country.  Mexico’s underlying net sales declined mid single-digits in the first nine months, negatively impacted by high inventory levels in the first quarter of the year as well as a competitive marketplace for the tequila category.

Underlying net sales in the United States grew 4% (+3% reported, +3% constant currency), driven primarily by higher price and mix.  Underlying net sales in developed markets outside of the United States grew by 7% (+1% reported, +5% constant currency).  Underlying growth was particularly strong in the United Kingdom, Japan and France, with each delivering double-digit growth.  In France, the company completed the launch of its owned distribution company on January 1, 2014.  Germany’s underlying net sales grew high single-digits and Australia’s underlying net sales were up low single-digits.

Global price/mix contributed over three points to underlying net sales growth in the first nine months and helped drive 70bps of gross margin expansion, yielding a 9% increase in underlying gross profits (+6% reported).

The company’s North American whiskey portfolio continued to grow globally, led by 10% underlying net sales growth for the Jack Daniel’s trademark.  The Jack Daniel’s family of brands enjoyed strong demand across price points and brand extensions.  Jack Daniel’s Tennessee Whiskey grew underlying net sales by almost 8% as the company continued to drive the brand’s global growth.

Innovation has also been a source of outperformance for the Jack Daniel’s trademark, including the launch and global rollout of Jack Daniel’s Tennessee Honey.  In January, Jack Daniel’s Tennessee Honey passed the one million case mark in trailing twelve month depletions.  During the first nine months, Jack Daniel’s Tennessee Honey grew underlying net sales by over 30%, driven by double-digit gains in the United States and strong momentum in newly launched markets outside of the United States.  Gentleman Jack grew underlying net sales 15% and Jack Daniel’s RTDs/RTPs grew 7%.

Other brands within the company’s leading portfolio of North American whiskeys also performed well.  Woodford Reserve’s family of brands grew underlying net sales 27% globally.  Old Forester, the company’s founding brand, grew underlying net sales by 13%, and the Early Times family of brands grew underlying net sales by 3%.

In vodka, Finlandia’s family of brands’ underlying net sales increased by 9%.  In the aggregate, Russia and Poland grew underlying net sales at a double-digit rate, although a portion of the growth in Poland was driven by the previously mentioned buy-in activity in advance of the recent excise tax and price increase.

In tequilas, Herradura grew underlying net sales by 4% and El Jimador’s underlying net sales grew 1%.  New Mix RTDs’ underlying net sales declined 10% in the first nine months, driven by high inventory levels at the beginning of the year which led to significantly lower first quarter sales.  As inventories have declined, more normal trading patterns have resumed for New Mix with underlying sales in the third quarter down 1%.

Southern Comfort’s family of brands’ underlying net sales declined 4%.  Results outside of the United States for Southern Comfort were slightly better than the mid single-digit declines in the United States.  The on-premise accounted for the majority of the brand’s year-to-date declines in the United States, as the channel has continued to deteriorate over the past year, and remains extremely competitive.

Sonoma-Cutrer grew underlying net sales by high single-digits and Korbel grew underlying net sales by low single-digits.

During the first nine months of the year, underlying global A&P spend increased 8% (+7% reported), as the company invested to support the long-term growth of its brands.  Underlying SG&A increased 2% (+2% reported), helped by favorable items and the timing of expenses.  Underlying operating income grew 14% (+9% reported) and operating margins increased 90bps.

Dividends and Share Buyback
On January 23, 2014, Brown-Forman declared a regular quarterly cash dividend of $0.29 per share on Class A and Class B common stock.  Brown-Forman has paid regular quarterly cash dividends for 68 consecutive years and has increased the dividend for 30 consecutive years.  The cash dividend is payable on April 1, 2014 to stockholders of record on March 7, 2014.  Year-to-date, the company has repurchased a combined total of 0.7 million Class A and Class B shares for $47 million, at an average price of $69.00 per share.

Fiscal Year 2014 Outlook
The company is increasing its fiscal 2014 earnings per share outlook to a range of $2.95-$3.05.  This outlook incorporates a -$0.06 per diluted share impact related to the route-to-consumer change in France that occurred on January 1, 2014, as well as the -$0.01 per diluted share impact from adverse foreign exchange.  The company continues to anticipate high-single digit growth in underlying sales.  Full year A&P is projected to grow at a faster rate than sales growth, and the company expects that strategic investments and expenses related to organizational changes in the fourth quarter will result in full year SG&A growth in the mid single-digits.  While this anticipated increase in fourth quarter operating expenses is expected to result in a slower rate of underlying operating income growth for the quarter, the company continues to expect strong, low double-digit growth in underlying operating income for full year fiscal 2014.

Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EST) this morning.  All interested parties in the U.S. are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial 706-679-3410.  The company suggests that participants dial in approximately ten minutes in advance of the 10:00 a.m. (EST) start of the conference call.

A live audio broadcast of the conference call will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to "Investor Relations."   For those unable to participate in the live call, a replay will be available by calling 855-859-2056 (U.S.) or 404-537-3406 (international).  The identification code is 31953651.  A digital audio recording of the conference call will also be available on the website approximately two hours after the conclusion of the conference call.  The replay will be available for at least 30 days following the conference call.

For more than 140 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Southern Comfort, Finlandia, Jack Daniel’s & Cola, Canadian Mist, Korbel, Gentleman Jack, el Jimador, Herradura, Sonoma-Cutrer, Chambord, New Mix, Tuaca, and Woodford Reserve.  Brown-Forman’s brands are supported by nearly 4,000 employees and sold in approximately 160 countries worldwide.  For more information about the company, please visit http://www.brown-forman.com/.

Footnotes:
1 Percentage growth rates are compared to prior year periods, unless otherwise noted.
2 Underlying change represents the percentage increase or decrease in reported financial results in accordance with generally accepted accounting principles (GAAP) in the United States, adjusted for certain items.  A reconciliation from reported to underlying net sales, gross profit, advertising expense, SG&A, and operating income (non-GAAP measures) increases or decreases for the three-month and nine-month periods ending January 31, 2014, and the reasons why management believes these adjustments to be useful to the reader, are included in Schedule A in this press release.  Underlying sales references are on a constant currency basis and adjusted for estimated changes in distributor inventories.  Year-to-date reported, constant currency, and underlying sales growth rates for our major brand families are included in Schedule B to this press release.
Supplemental information related to fiscal 2014 year-to-date underlying net sales growth rates discussed in this release is provided below:
Super-premium whiskey brands include Jack Daniel’s Single Barrel, Gentleman Jack, Woodford Reserve family and Collingwood.  These brands grew reported net sales 12%.  Woodford Reserve’s family grew reported net sales 28%.  Herradura’s reported net sales were flat.  Jack Daniel’s Tennessee Whiskey grew reported net sales 5%.   Jack Daniel’s Tennessee Honey grew reported net sales 32%.  Gentleman Jack grew reported net sales 8%.  Old Forester grew reported net sales 25%.  The Early Times family of brands reported net sales declined 9%.

This press release contains statements, estimates, and projections that are "forward-looking statements" as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “will continue,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and other factors include, but are not limited to:
•
Unfavorable global or regional economic conditions, and related low consumer confidence, high unemployment, weak credit or capital markets, sovereign debt defaults, sequestrations, austerity measures, higher interest rates, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations

•
Risks associated with being a U.S.-based company with global operations, including political or civil unrest; local labor policies and conditions; protectionist trade policies; compliance with local trade practices and other regulations, including anti-corruption laws; terrorism; and health pandemics

•	Fluctuations in foreign currency exchange rates

•	Changes in laws, regulations or policies - especially those that affect the production, importation, marketing, sale or consumption of our beverage alcohol products

•
Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, capital gains) or changes in related reserves, changes in tax rules (e.g., LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, and the unpredictability and suddenness with which they can occur

•	Dependence upon the continued growth of the Jack Daniel’s family of brands

•
Changes in consumer preferences, consumption or purchase patterns - particularly away from brown spirits, our premium products, or spirits generally, and our ability to anticipate and react to them; decline in the social acceptability of beverage alcohol products in significant markets; bar, restaurant, travel or other on-premise declines

•	Production facility, aging warehouse or supply chain disruption; imprecision in supply/demand forecasting

•	Higher costs, lower quality or unavailability of energy, input materials or finished goods

•	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in implementation-related or higher fixed costs

•	Inventory fluctuations in our products by distributors, wholesalers, or retailers

•
Competitors’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, category expansion, product introductions, entry or expansion in our geographic markets or distribution networks

•	Risks associated with acquisitions, dispositions, business partnerships or investments - such as acquisition integration, or termination difficulties or costs, or impairment in recorded value

•	Insufficient protection of our intellectual property rights

•	Product counterfeiting, tampering, or recall, or product quality issues

•	Significant legal disputes and proceedings; government investigations (particularly of industry or company business, trade or marketing practices)

•	Failure or breach of key information technology systems

•	Negative publicity related to our company, brands, marketing, personnel, operations, business performance or prospects

•	Business disruption, decline or costs related to organizational changes, reductions in workforce or other cost-cutting measures, or our failure to attract or retain key executive or employee talent

For further information on these and other risks, please refer to the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC.

Use of Non-GAAP Financial Information This press release includes measures not derived in accordance with generally accepted accounting principles (“GAAP”), including constant currency net sales, underlying net sales and underlying operating income. These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP, and also may be inconsistent with similar measures presented by other companies. Reconciliations of these measures to the most closely comparable GAAP measures, and reasons for the company’s use of these measures, are presented on Schedule A and Schedule B attached hereto.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months January 31, 2013 and 2014
(Dollars in millions, except per share amounts)

	2013	2014	Change

Net sales	$1,027	$1,078	5%
Excise taxes	280	296	6%
Cost of sales	240	250	4%
Gross profit	507	532	5%
Advertising expenses	111	116	5%
Selling, general, and administrative expenses	162	161	(1%)
Other expense (income), net	(3)	—
Operating income	237	255	7%
Interest expense, net	8	6
Income before income taxes	229	249	8%
Income taxes	72	72
Net income	$157	$177	12%

Earnings per share:
Basic	$0.74	$0.83	13%
Diluted	$0.73	$0.82	13%

Gross margin	49.3%	49.3%
Operating margin	23.1%	23.6%

Effective tax rate	31.3%	28.8%

Cash dividends paid per common share	$4.255	$0.290

Shares (in thousands) used in the
calculation of earnings per share
Basic	213,459	213,151
Diluted	215,051	214,792

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Nine Months Ended January 31, 2013 and 2014
(Dollars in millions, except per share amounts)

	2013	2014	Change

Net sales	2,919	3,053	5%
Excise taxes	730	751	3%
Cost of sales	694	717	3%
Gross profit	1,495	1,585	6%
Advertising expenses	309	329	7%
Selling, general, and administrative expenses	470	479	2%
Amortization expense	—	—
Other expense (income), net	(5)	(6)
Operating income	721	783	9%
Interest expense, net	17	18
Income before income taxes	704	765	9%
Income taxes	226	239
Net income	$478	$526	10%

Earnings per share:
Basic	$2.24	$2.46	10%
Diluted	$2.22	$2.45	10%

Gross margin	51.2%	51.9%
Operating margin	24.7%	25.6%

Effective tax rate	32.1%	31.2%

Cash dividends paid per common share	$4.722	$0.800

Shares (in thousands) used in the
calculation of earnings per share
Basic	213,301	213,493
Diluted	214,913	215,116

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30,	January 31,
	2013	2014
Assets:
Cash and cash equivalents	$204	$287
Accounts receivable, net	548	679
Inventories	827	873
Other current assets	242	264
Total current assets	1,821	2,103

Property, plant, and equipment, net	450	497
Goodwill	617	619
Other intangible assets	668	670
Other assets	70	104
Total assets	$3,626	$3,993

Liabilities:
Accounts payable and accrued expenses	$451	$452
Dividends payable	—	62
Accrued income taxes	10	74
Short-term borrowings	3	9
Current portion of long-term debt	2	—
Other current liabilities	7	7
Total current liabilities	473	604

Long-term debt	997	997
Deferred income taxes	180	97
Accrued postretirement benefits	280	245
Other liabilities	68	161
Total liabilities	1,998	2,104

Stockholders’ equity	1,628	1,889

Total liabilities and stockholders’ equity	$3,626	$3,993

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended January 31, 2013 and 2014
(Dollars in millions)

	2013	2014

Cash provided by operating activities	$367	$390

Cash flows from investing activities:
Additions to property, plant, and equipment	(59)	(87)
Other	0	(2)
Cash used for investing activities	(59)	(89)

Cash flows from financing activities:
Net issuance of debt	744	6
Acquisition of treasury stock	—	(49)
Dividends paid	(1,008)	(171)
Other	3	0
Cash used for financing activities	(261)	(214)

Effect of exchange rate changes on cash and cash equivalents	2	(4)

Net increase (decrease) in cash and cash equivalents	49	83

Cash and cash equivalents, beginning of period	338	204

Cash and cash equivalents, end of period	$387	287

Schedule A

Brown-Forman Corporation Supplemental Information (Unaudited)

	Three Months Ended	Nine Months Ended	Fiscal Year Ended
	January 31, 2014	January 31, 2014	Apr 30, 2013

Reported change in net sales	5%	5%	5%
Impact of foreign currencies	3%	1%	1%
Estimated net change in distributor inventories	1%	1%	(1%)
Impact of Hopland-based wine business sale	-	-	2%

Underlying change in net sales	8%	7%	8%

Reported change in gross profit	5%	6%	9%
Impact of foreign currencies	3%	1%	1%
Estimated net change in distributor inventories	2%	2%	(1%)
Impact of Hopland-based wine business sale	-	-	1%

Underlying change in gross profit	10%	9%	10%

Reported change in advertising	5%	7%	3%
Impact of foreign currencies	3%	1%	2%
Impact of Hopland-based wine business sale	-	-	1%

Underlying change in advertising	8%	8%	6%

Reported change in SG&A	(1%)	2%	7%
Impact of foreign currencies	1%	1%	1%
Impact of Hopland-based wine business sale	-	-	-

Underlying change in SG&A	0%	2%	8%

Reported change in operating income	7%	9%	14%
Impact of foreign currencies	5%	1%	1%
Estimated net change in distributor inventories	4%	4%	(3%)
Impact of Hopland-based wine business sale	-	-	1%

Underlying change in operating income	16%	14%	13%

Note: Totals may differ due to rounding

Notes:
Impact of foreign currencies: refers to net gains and losses incurred by the company relating to sales and purchases in currencies other than the U.S. Dollar.  Brown-Forman uses the measure to understand the growth of the business on a constant dollar basis as fluctuations in exchange rates can distort the underlying growth of the business (both positively and negatively).  To neutralize the effect of foreign exchange fluctuations, the company has translated current year results at prior year rates.  While Brown-Forman recognizes that foreign exchange volatility is a reality for a global company, it routinely reviews its performance on a constant dollar basis.  The company believes this allows both management and investors to understand better Brown-Forman’s growth trends.

Hopland-based wine business sale – Refers to the company’s April 2011 sale of its Hopland, California-based wine business to Viña Concha y Toro S.A., which remained as agency brands through December 31, 2011.  Included in this sale were the Fetzer winery, bottling facility, and vineyards, as well as the Fetzer brand and other Hopland, California-based wines, including Bonterra, Little Black Dress, Jekel, Five Rivers, Bel Arbor, Coldwater Creek, and Sanctuary. Also included in the sale was a facility in Paso Robles, California.

“Estimated net change in trade inventories” refers to the estimated financial impact of changes in distributor inventories for the company’s brands. This impact is calculated using depletion information provided to the company by its distributors to estimate the effect of distributor inventory changes on changes in the company’s key measures. The company believes that separately identifying the impact of this item presents a more accurate picture of underlying demand for the business.

The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.

Schedule B
Brown-Forman Corporation
Supplemental Information (Unaudited)
Nine Months Ended January 31, 2014
	% Change vs. YTD FY13
	Depletions1		Net Sales2
Brand	9-Liter	Equivalent Conversion3	Reported	Constant Currency	Underlying
Jack Daniel’s Family	6%	7%	6%	8%	10%
Jack Daniel’s Family of Whiskey Brands4	7%	7%	7%	8%	10%
Jack Daniel’s RTD/RTP5	4%	4%	1%	8%	7%
el Jimador Family	(10%)	(6%)	(4%)	(5%)	(3%)
el Jimador	(3%)	(3%)	(2%)	(1%)	1%
New Mix RTD6	(12%)	(12%)	(9%)	(10%)	(10%)
Finlandia Family	6%	6%	7%	7%	9%
Finlandia	6%	6%	7%	8%	9%
Finlandia RTD	(5%)	(5%)	(5%)	(7%)	(7%)
Southern Comfort Family	(5%)	(6%)	(7%)	(5%)	(4%)
Southern Comfort7	(6%)	(6%)	(7%)	(6%)	(5%)
Southern Comfort RTD/RTP	3%	0%	(6%)	5%	2%
Canadian Mist	(2%)	(2%)	(1%)	(1%)	(2%)
Korbel Champagne	(2%)	(2%)	3%	3%	3%
Super-Premium Other8	4%	4%	7%	7%	8%
Rest of Brand Portfolio (excl. Discontinued Brands)	(3%)	(3%)	1%	3%	5%
Total Portfolio	1%	3%	5%	6%	7%
Note: Totals may differ due to rounding

1 Depletions are shipments direct to retail or from distributors to wholesale and retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand

2 Net sales is a shipment based metric; shipments and depletions can be different due to timing.  Constant currency change is a non-GAAP measure that represents the percentage change in financial results reported in accordance with GAAP, but with the impact of foreign currency fluctuations removed.  Underlying change is a non-GAAP measure that represents constant currency change further adjusted for items that we believe do not reflect the underlying performance of our business.  To calculate underlying change for the first nine months of fiscal 2014, we adjust constant currency change for estimated net changes in trade inventories.  Please see the Notes to Schedule A of this press release for additional information on the impact of foreign currencies and estimated net change in distributor inventories and the reasons why we believe that the presentation of these non-GAAP financial measures provides useful information to investors

3 Equivalent conversion depletions represent the conversion of ready-to-drink (RTD) and ready-to-pour (RTP) brands to a similar drinks equivalent as the parent brand for various trademark families. RTD volumes are divided by 10, while RTP volumes are divided by 5

4 Jack Daniel’s brand family excluding RTD/RTP line extensions

5 Refers to all RTD and RTP line extensions of Jack Daniel’s

6 RTD brand produced with el Jimador tequila

7 Includes Southern Comfort, Southern Comfort Reserve, and Southern Comfort flavors

8 Includes Sonoma-Cutrer, Herradura, Woodford Reserve Family, Tuaca Family and Chambord liqueur and flavored vodka